Exhibit 10.1
AMENDED AND RESTATED EXPENSE LIMITATION AND REIMBURSEMENT AGREEMENT

THIS AMENDED AND RESTATED EXPENSE LIMITATION AND REIMBURSEMENT AGREEMENT (this “Expense Limitation Agreement”) is made as of September 9, 2025, by and between Cohen & Steers Income Opportunities REIT, Inc. (the “Company”) and Cohen & Steers Capital Management, Inc. (the “Advisor”). This Expense Limitation Agreement amends and restates in its entirety the Expense Limitation Agreement dated January 24, 2023, by and between the Company and the Advisor.

WHEREAS, the Advisor serves as investment adviser to the Company pursuant to a second amended and restated advisory agreement by and among the Company, Cohen & Steers Income Opportunities REIT Operating Partnership, L.P. and the Advisor, dated September 9, 2025 (as may be amended from time to time, the “Advisory Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the parties hereto agree as follows:
1. Expense Limitation. The Advisor hereby contractually agrees, from September 9, 2025 until the earlier of (1) December 31, 2026 or (2) the month that the Company’s aggregate net asset value is at least $750 million (the “Limitation Period”), to waive reimbursement of and/or pay the Company’s Specified Expenses (defined below) to the extent necessary to ensure the Company’s Specified Expenses will not exceed 0.50% of net assets (annualized) (the “Expense Limitation”).

“Specified Expenses” includes all expenses attributable to the operations of the Company, excluding organizational and offering costs and the following exceptions: (i) the Company Management Fee, (ii) the performance participation interest, (iii) stockholder servicing fees, (iv) property-level expenses, (v) brokerage costs or other investment-related out-of-pocket expenses, including with respect to unconsummated investments, (vi) dividend/interest payments (including any dividend payments, interest expenses, commitment fees, or other expenses related to any leverage incurred by the Company), (vii) taxes, and (viii) extraordinary expenses (as determined in the sole discretion of the Advisor). “Company Management Fee” has the meaning ascribed to it in the Company’s Advisory Agreement.

Where applicable, the Advisor agrees to waive reimbursement of and/or pay shared operating expenses on any share class to the same extent that it waives and/or pays such expenses on any other share class.

The Company hereby agrees to repay the amounts provided by the Advisor hereunder, when and if requested by the Advisor, but only if and to the extent that Specified Expenses are less than 0.50% of the average net asset value (annualized) (or, if a lower expense limit is then in effect, such lower limit) within three years after the date the Advisor waived or reimbursed such fees or expenses.

2. Term. This agreement may not be terminated prior to the end of the Limitation Period without the prior approval of the Company’s Board of Directors, including a majority of the independent directors. This Expense Limitation Agreement will remain in effect throughout the Limitation Period, unless terminated by the Company’s Board of Directors upon thirty (30) days’ written notice to the Advisor. This Agreement may be renewed by the mutual agreement of the Advisor and the Company for successive terms. Unless so renewed, this Agreement will terminate automatically at the end of the Limitation Period. This Agreement will also terminate automatically upon the termination of the Advisory Agreement unless a new advisory agreement with the Advisor (or with an affiliate under common control with the Advisor) becomes effective upon such termination.

3. Excess Expenses. In consideration of the Advisor’s agreement as provided herein, the Company agrees to carry forward the amount of the expenses paid, absorbed or reimbursed by the Advisor pursuant to this Expense Limitation Agreement, for a period not to exceed three years from the date in which the Advisor waived or reimbursed such fees or expenses (“Excess Expenses”) and to reimburse the Advisor in the amount of such Excess Expenses as promptly as possible, on a monthly basis, but only to the extent that such reimbursement does not cause the Company’s Specified Expenses plus recoupment to exceed 0.50% of the net assets (on an annualized basis). For the avoidance of doubt, if, at the end of any fiscal year in which the Company has reimbursed the Advisor for any Excess Expenses, the Company’s Specified Expenses for such fiscal year exceed the Expense Limitation, the Advisor shall promptly pay the Company an amount equal to the lesser of: (i) the amount by which the Company’s Specified Expenses for such fiscal year exceed the Expense Limitation; and (ii) the amount of reimbursements for Excess Expenses paid by the Company to the Advisor in such fiscal year. Any payment by the Advisor to the Company pursuant to the foregoing sentence shall be subject to later reimbursement by the Company in accordance with this Section 3. The Advisor’s obligations under this Section 3 shall survive termination of this Expense Limitation Agreement.

4. Entire Agreement; Amendment. This Expense Limitation Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements between the parties hereto relating to the matters contained herein and may not be modified, waived or terminated orally and may only be amended by an agreement in writing signed by the parties hereto.

5. Construction and Forum. This Expense Limitation Agreement shall be governed by the laws of the State of New York, without regard to its conflicts of law principles. Each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York, in any action or proceeding arising out of or relating to this Expense Limitation Agreement or the transactions contemplated hereby, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court.

6. Counterparts. This Expense Limitation Agreement may be executed in any number of separate counterparts, each of which shall be deemed an original, but the several counterparts shall together constitute but one and the same agreement of the parties hereto.

7. Severability. If any one or more of the covenants, agreements, provisions or texts of this Expense Limitation Agreement shall be held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Expense Limitation Agreement and shall in no way affect the validity or enforceability of the other provisions of this Expense Limitation Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Expense Limitation Agreement to be executed as of the date first above written.

COHEN & STEERS CAPITAL MANAGEMENT, INC.
By:	/s/ Francis C. Poli
Name:	Francis C. Poli
Title:	Executive Vice President, General Counsel and Secretary

Accepted and Agreed:

COHEN & STEERS REAL ESTATE INCOME OPPORTUNITIES REIT, INC.
By:	/s/ Brian W. Heller
Name:	Brian W. Heller
Title:	Secretary